Exhibit 10.24

[*] Indicates that a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portion has been filed separately with the Commission.

AGREEMENT

This Agreement is entered into and made effective as of April 2, 2004, between NeoRx Corporation (“NeoRx”), having offices at 300 Elliott Avenue W., Suite 500, Seattle, Washington 98119-4114, and Aletheon Pharmaceuticals, Inc. (“Aletheon”), having offices at 2722 Triton Drive NW, Seattle, WA 98117.

WHEREAS, NeoRx has rights relating to Pretarget® patents and trademarks and Aletheon desires to acquire certain of those rights pertaining to the Pretarget® patents and trademarks as set forth below;

WHEREAS, the parties, for mutual good and valuable consideration, hereby agree as follows:

1.             Definitions

The following terms shall have the following meanings as used in this Agreement:

Clinical Trial:  A human clinical trial conducted pursuant to an IND or its equivalent, including a human clinical trial conducted under physician–sponsored IND or its equivalent.

Effective Date:  April 2, 2004.

IND:                      An Investigational New Drug application (as defined in the U.S. Food, Drug and Cosmetics Act and regulations promulgated thereunder), any successor application or any foreign equivalent.

Net Sales:                                        With respect to a Pretarget Product, the [*] invoiced by Aletheon, its affiliates and licensees for the sale of such Pretarget Product or other disposition of such Pretarget Product, less (a) [*] and separately stated on the invoice, (b) credits actually given in the ordinary course for [*], and (c) [*] separately itemized on the invoice for shipping the Pretarget Product to independent third parties.  Net Sales shall not include any transfer between Aletheon and its affiliates for resale, but shall include the resale from its affiliates.  Any Pretarget Product sold or otherwise disposed of in other than an arm’s-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market value in the country of sale or disposition.

Pivotal Clinical Trial:  A Clinical Trial of a product on a sufficient number of human subjects done primarily to support an application for Regulatory Approval to market the product for the proposed therapeutic indication regardless of the outcome of the Regulatory Approval process.

Pretarget Intellectual Property:  Pretarget Patents and Pretarget Trademarks.

Pretarget Patents:  Patents and applications owned or controlled by NeoRx and set forth on Schedule A, including foreign equivalents, provisionals, continuations, re-examinations, re-issues and patents issuing thereon.

Pretarget Product:  A product, the use, manufacture, sale, offer for sale or import of which,  where and when used, sold, offered for sale or imported, is covered by at least one claim of a patent or patent application included in the Pretarget Patents.

Pretarget Trademarks:  Trademark registrations and applications, owned or controlled by NeoRx, and set forth in Schedule B, and all goodwill associated therewith.

Regulatory Approval: The action by a regulatory body which is required before legal commercial sale or use of a product in a regulatory jurisdiction, for example, approval by the United States Food and Drug Administration in the United States.

Third Party Licenses:  The licenses set forth in Schedule C.

2.                                      Assignment

Subject to the terms and conditions of this Agreement, NeoRx hereby sells, transfers, conveys, assigns and delivers to Aletheon, and Aletheon hereby purchases and accepts, all of NeoRx’s right, title and interest in and to all of the Pretarget Intellectual Property.

3.             Milestone Payments, Royalties and Outlicensing Fees

In consideration of the assignment of the Pretarget Intellectual Property to Aletheon, Aletheon shall make the following payments to NeoRx:

Milestone Payments

(a)          [*] within 30 days of initiation of a Phase I Clinical Trial in any country for a Pretarget Product for a first indication;

(b)         [*] within 30 days of initiation of a Phase I Clinical Trial in any country for a Pretarget Product for a second indication;

(c)          [*] within 30 days of the initiation of a Phase II Clinical Trial in any country for a Pretarget Product for a first indication:

(d)         [*] within 30 days of the initiation of a Phase II Clinical Trial in any country for a Pretarget Product for a second indication:

(e)          [*] within 30 days of initiation of a Pivotal Clinical Trial in any country for a Pretarget Product for a first indication;

(f)            [*] within 30 days of initiation of a Pivotal Clinical Trial in any country for a Pretarget Product for a second indication;

(g)         [*] within 30 days of the Regulatory Approval in any country of a Pretarget Product for a first indication;

(h)         [*] within 30 days of the Regulatory Approval in any country of a Pretarget Product for a second indication;

(i)             [*] within 30 days of [*] Net Sales for all Pretarget Products worldwide reaching [*]:

(j)             [*] within 30 days of [*] Net Sales of all Pretarget Products worldwide reaching [*]; and

(k)          [*] within 30 days of [*] Net Sales of all Pretarget Products worldwide reaching [*].

Milestones (a) and (b) are due only for the first two Pretarget Products that enter a Phase I Clinical Trial.  Milestones (c) and (d) are due only for the first two Pretarget Products that enter a Phase II Clinical trial whether these Pretarget Products are the same or different from the Pretarget Products that triggered milestone (a) or (b).  Milestones (e) and (f) are due only for the first two Pretarget Products that enter a Pivotal Clinical Trial whether these Pretarget Products are the same or different from the Pretarget Products that triggered milestone (a), (b), (c) or (d).  Similarly, milestones (g) and (h) are due on the first two Pretarget Products that achieve Regulatory Approval whether they are the same or different from the Pretarget Products that triggered milestones (a), (b), (c), (d), (e) or (f).  Payment of any of the foregoing milestones shall be made only once for each achievement of such milestone.

Royalties

For a Pretarget Product that contains a radioactive effector molecule, Aletheon shall pay NeoRx a royalty of [*] of Net Sales worldwide.

For a Pretarget Product that does not contain a radioactive effector molecule, Aletheon shall pay NeoRx a royalty of [*] of Net Sales worldwide.

Royalties shall be paid to NeoRx within 30 days after the end of each calendar quarter, unless such royalties are passed through from a third party and in such event shall be paid within 60 days after the end of each calendar quarter.

Outlicensing Fees

Aletheon shall pay NeoRx [*] of the consideration (including upfront, license fees and milestone payments) it receives upfront or in the future under outlicences or assignments of all or a portion of Pretarget Intellectual Property; said payments to be based on that portion of the consideration fairly attributable to the Pretarget Intellectual Property, said consideration including [*].  Outlicensing fees shall not be due on royalties which shall be passed through as obligations under the terms in this Section 4 above.  Outlicensing fees shall also not be due on direct R&D support.  Aletheon shall notify NeoRx within 15 days of execution of an outlicense or assignment of all or a portion of Pretarget Patents and provide a copy of said outlicense or assignment with sufficient information for NeoRx to determine the financial terms of the outlicense or assignment.  Outlicensing fees shall be paid to NeoRx within 30 days after Aletheon’s receipt of such consideration under each outlicense or assignment.

Late Fees

Any royalties, milestones, outlicensing fees or other amounts due under this Agreement not paid when due shall be subject to finance charges of [*] per month or the highest rate permitted by applicable usury law, whichever is less, determined and compounded daily from the date due until the date paid.

4.             Third Party Licenses

NeoRx agrees to promptly request consent from each of its licensors of Third Party Licenses to assign the licenses to Aletheon, and to reasonably cooperate in such assignment, but shall not be responsible for any additional payments such licensors may seek to impose for such assignments.  NeoRx shall assign to Aletheon all of NeoRx’s right, title and interest under the Third Party Licenses for which NeoRx obtains such consent, which consent shall include the release of NeoRx from any future liability under the Third Party Licenses, and Aletheon shall assume all of NeoRx’s liabilities and obligations arising under such Third Party Licenses after the effective date of the assignment.  NeoRx is not required to grant sublicenses under any of its existing agreements related to the Pretarget Intellectual Property and shall not be required to assign its agreement with the [*] unless Aletheon pays all costs incurred or to be incurred by NeoRx to assign such agreement.

5.             Due Diligence, Progress Reports, Term and Termination

Due Diligence

Aletheon shall use commercially reasonable efforts to develop and market at least one Pretarget Product for which payments are due under Article 4 of this Agreement and shall exercise reasonable judgment and good faith in determining whether to cease the maintenance, prosecution or defense of any of the Pretarget Patents.

Progress Reports

Aletheon shall provide to NeoRx a written report at least [*] per [*], which accurately describes the current development progress of the Pretarget Product(s).

6.             Royalty Reports; Audits

With each payment of royalties under Section 4, Aletheon shall provide NeoRx with a written report of (a) Net Sales and (b) a calculation of the royalties due thereon.  Aletheon shall keep, or cause to be kept, accurate books and records in reasonable detail regarding the calculation of payments and the reports given hereunder, and shall retain such books and records at its principal place of business for at least [*] years after the end of the calendar year to which they pertain.  NeoRx shall have the right, at its expense and not more frequently than once per calendar year, to have an independent certified public accounting firm of nationally recognized standing, selected by NeoRx, examine during normal business hours the books and records of Aletheon relating to the calculation of payments and reports given hereunder for any period during which Aletheon is to keep the books and records.  If such examination discloses an underpayment, Aletheon shall remit to NeoRx the amount of such underpayment (plus interest pursuant to Section 4).  If such examination discloses an underpayment in excess of [*] for the period under review, then Aletheon shall also remit to NeoRx an amount equal to NeoRx’s out-of-pocket costs of the examination.

7.             Acknowledgement and Warranties; Disclaimer; Indemnification

Each Party warrants that it has the authority to enter into this Agreement and that its entry into or performance of this Agreement does not conflict with any other agreement, instrument or understanding, oral or written, to which it is a party or is bound.

Further, NeoRx warrants that (a) it is the owner of the Pretarget Patents, and (b) to the knowledge of NeoRx, it has not received written notice from any third party alleging that the issued patents included in the Pretarget Patents are invalid or unenforceable.

Except for the warranties expressly set forth above, NeoRx hereby states and Aletheon acknowledges and accepts that the Pretarget Intellectual Property is being sold “AS IS”, “WHEREIS” and with (a) no express or implied warranties or representations of any kind including but not limited to any warranties regarding merchantability or fitness for a particular purpose or use, (b) no warranties of validity, scope or enforceability, and (c) in the case of any Pretarget Product and Pretarget Trademarks, no warranties of non-infringement.  NeoRx makes no representations or warranties that it shall be able to obtain the consent of the licensors of Third Party Licenses to assign said Licenses to Aletheon. Furthermore, NeoRx shall have no obligation to initiate, pay for, enjoin or defend any Pretarget Intellectual Property from possible infringing actions of third parties, or to enforce, defend, prosecute or maintain any of the Pretarget Intellectual Property after the Effective Date.  Aletheon shall reimburse any costs or expenses incurred by NeoRx in connection with the prosecution, maintenance, defense or enforcement of the Pretarget Intellectual Property by Aletheon after the Effective Date.

EXCEPT AS SET FORTH IN THIS AGREEMENT, NEORX MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PRETARGET INTELLECTUAL PROPERTY, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY AND NONINFRINGEMENT.

Aletheon shall indemnify, defend and hold harmless NeoRx and its directors, officers, employees and agents and their respective successors and assigns from and against all liabilities, damages, losses and expenses (including, without limitation, reasonable attorneys’ fees) arising from or attributable to (a) the development, manufacture, distribution, use or sale of Pretarget Products or Pretarget Intellectual Property by Aletheon or its affiliates or licensees, and (b) any performance or non-performance of the Third Party Licenses assigned to Aletheon under this Agreement occurring after the effective date of the assignment.

8.             Governing Law and Jurisdiction

This Agreement is governed by the laws of the State of Washington without reference to its choice of law principles to the contrary and both parties submit to the jurisdiction of state and federal courts located in King County, Washington for any disputes arising from this Agreement.

9.             Security Interest

Aletheon hereby grants NeoRx a security interest in the Pretarget Patents and all proceeds, income, royalties and other payments now or hereafter due and payable with respect thereto (“Collateral”) to secure the payment of all present and future royalties, milestones, and outlicensing fees payable under this Agreement, as it may be amended from time to time.  Aletheon authorizes NeoRx to file and record under the Uniform Commercial Code (“UCC”) and with the United States Patent and Trademark Office financing statements, amendments and other documents deemed reasonably necessary by NeoRx to evidence, perfect and maintain the security interests created hereby.  Aletheon shall cooperate with NeoRx in the timely execution and filing of such documents.  Upon the failure of Aletheon to pay any such amounts when due under this Agreement (after written notice thereof and a thirty day cure period), NeoRx shall have the rights and remedies of a secured party under the UCC; provided, however, that NeoRx shall not terminate the rights of an assignee or licensee of Aletheon’s interests in the Pretarget Patents if (a) such assignee or licensee agrees to pay, and does pay, directly to NeoRx the royalties and milestones due under this Agreement that are associated with, or arise from, its use of the

Pretarget Patents and (b) NeoRx is paid the outlicensing fees due under this Agreement that are attributable to the assignment or license of the Pretarget Patents to such assignee or licensee.

10.          Assignment

Aletheon may assign this Agreement with the written consent of NeoRx, which consent shall not be unreasonably withheld. NeoRx can assign this Agreement without the consent of Aletheon.  In the event NeoRx assigns any or all of its rights under this Agreement it shall notify Aletheon in writing.

11.          Confidentiality and Publicity

The Parties agree to keep confidential the terms of this Agreement except to the extent that disclosure is required by law or except as is otherwise agreed to by the parties.  However, Aletheon may disclose the terms of this Agreement to its affiliates, sublicensees, and contractors, and including (without limitation) potential sublicensees, potential merger and/or acquisition partners, potential acquirers, and professional advisors of Aletheon (so long as each of these executes an appropriate non-disclosure and non-use agreement with Aletheon).  All reports, agreements or other information provided by Aletheon to NeoRx or its agents pursuant to this Agreement shall be kept confidential.

12.          Severability

Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13.          Waiver

No failure or delay by any Party to insist on the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or consequent upon a breach hereof, shall constitute a waiver of any such term, condition, covenant, agreement, right power or remedy of any such breach or preclude such Party from exercising any such right, power or remedy at any later time or times.

14.          Compliance with Laws

The Parties shall comply with all applicable laws, rules and regulations and orders of the United States and all jurisdictions and any governmental agency or court thereof in connection with this Agreement and the transactions contemplated herein.

15.          Notice

Any notice or other communication required or permitted to be made or given to either Party under this Agreement shall be in writing and shall be deemed given if delivered by hand or by facsimile transmission (transmission verified), received by registered or certified mail (return receipt requested), postage prepaid, or sent by overnight or express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

In the case of NeoRx:

NeoRx Corporation

300 Elliott Avenue W., Suite 500

Seattle, WA 98119-4114

Attention:  Vice President, Legal

Telephone:  (206) 286-2526
Facsimile:  (206) 286-2537

In the case of Aletheon:

Aletheon Pharmaceuticals, Inc.

c/o Heller Ehrman White & McAuliffe LLP

701 5th Avenue, Suite 6100

Seattle, WA 98104

Attention:  Debra Leith

Telephone:  (206) 389-6017

Facsimile: (206) 447-0849

16.          Entire Agreement

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date by their duly authorized representatives.

Aletheon Pharmaceuticals, Inc.

By:	/s/ Donald B. Axworthy
Donald B. Axworthy
Chief Executive Officer

NeoRx Corporation

By:	/s/ Jack L. Bowman
Jack L. Bowman
Chief Executive Officer

SCHEDULE A

Pretarget Patents

[*]

SCHEDULE B

Pretarget Trademarks

[*]

SCHEDULE C

Third Party Licenses

[*]